Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated August 19, 2008

Absolute Return Trigger Note Linked to the S&P 500® Index
August 19, 2008

Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	S&P 500® Index (Bloomberg Ticker “SPX”)

Specified Currency:	United States Dollars (USD)

Aggregate Face Amount
First Pricing, 8/8/08:	$20,046,000 face amount
Second Pricing, 8/19/08:	$6,450,000 face amount

Total Aggregate Offering:	$26,496,000 face amount

Face Amount:	Each note will have a face amount equal to $1,000

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the Original Issue Price.

Issue Price
First Pricing, 8/8/08:	100.00% of face amount
Second Pricing, 8/19/08:	99.93% of face amount

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Net Proceeds to Issuer
First Pricing, 8/8/08:	$19,995,885 (99.75% of face amount)
Second Pricing, 8/19/08:	$6,429,360 (99.68% of face amount)

Net Proceeds to Issuer:	$26,425,245

Trade Date
First Pricing:	August 8, 2008
Second Pricing:	August 19, 2008

Settlement Date:	August 22, 2008

Stated Maturity Date:	November 23, 2009, unless postponed one day due to non-business days

Determination Date:	November 9, 2009, unless postponed due to a market disruption event

Initial Index Level:	1266.45

Final Index Level:	The closing level of the Underlying Index on the Determination Date

Upper Trigger Level:	1518.474 (approximately 119.90% of the Initial Index Level)
Lower Trigger Level:	1014.426 (approximately 80.10% of the Initial Index Level)

Index Return:	The result of (1) the Final Index Level minus the Initial Index Level divided by (2) the Initial Index Level, expressed as a percentage

Absolute Index Return:	The absolute value of the Index Return, expressed as a percentage

Payment Amount:	On the stated maturity date, you will receive an amount in cash per note equal to:

If the underlier level never trades above the Upper Trigger Level and never trades below the Lower Trigger Level at any point in time during any trading day within the measurement period, then
Face amount * (100% + Absolute Index Return)

If the underlier level trades above the Upper Trigger Level or trades below the Lower Trigger Level at any point in time during any trading day within the measurement period, then Face amount

Measurement Period:	Any trading day from but not including the Trade Date up to and including the Determination Date

No Listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

Hypothetical Return Table:	The following table illustrates the hypothetical returns of the note on the stated maturity date, assuming an Upper Trigger Level of 119.90% of the initial index level and a Lower Trigger Level of 80.10% of the initial index level.

	If the index level, at any time during the	If the index level, at any time during
	measurement period, does not trade	the measurement period, trades above
	above the Upper Trigger Level and	the Upper Trigger Level or trades
	does not trade below the Lower Trigger Level:	below the Lower Trigger Level:
Hypothetical Final Index Level as	Hypothetical Payment Amount	Hypothetical Payment Amount
Percentage of Initial Index Level	as Percentage of Face Amount	as Percentage of Face Amount

200.00%	n/a	100.00%
150.00%	n/a	100.00%
130.00%	n/a	100.00%
120.00%	n/a	100.00%
119.90%	119.90%	100.00%
116.00%	116.00%	100.00%
112.00%	112.00%	100.00%
108.00%	108.00%	100.00%
104.00%	104.00%	100.00%
100.00%	100.00%	100.00%
96.00%	104.00%	100.00%
92.00%	108.00%	100.00%
88.00%	112.00%	100.00%
84.00%	116.00%	100.00%
80.10%	119.90%	100.00%
80.00%	n/a	100.00%
70.00%	n/a	100.00%
50.00%	n/a	100.00%
0.00%	n/a	100.00%

Cusip/ISIN:	282649201/US2826492017
Time of Trade:	8/8/08; 10:02 am, NY time 8/19/08; 10:06 am, NY time

Disclaimers

“Standard & Poor’s®”, “S&P®”, and “S&P 500®” are registered trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Standard & Poor’s makes no representation regarding the advisability of investing in the notes. The pricing supplement will contain a more detailed description of the limited relationship Standard & Poor’s® has with Goldman, Sachs & Co. and these securities. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the issuer may make to prospective or actual purchasers or holders of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

3